EXHIBIT 99.1


CONTACT:  Timothy S. O'Toole                     FOR IMMEDIATE RELEASE
(513) 762-6702


              Roto-Rooter Inc. Signs Merger Agreement to Acquire
                         VITAS Healthcare Corporation


          CINCINNATI, December 19, 2003--Roto-Rooter Inc. ("Roto-Rooter") (NYSE:RRR) (OTCBB:CHEQP) has entered into a definitive merger agreement to acquire VITAS Healthcare Corporation ("VITAS"). Currently, Roto-Rooter holds common shares representing approximately 37 percent of the VITAS outstanding common shares. Roto-Rooter will acquire the portion of VITAS not already owned by it through its Comfort Care Holdings subsidiary for aggregate consideration of approximately $410 million in cash (including the refinancing of existing VITAS debt and other payments to be made in connection with the merger).

          Under the terms of the merger agreement, shareholders of VITAS will receive cash of $30 per share. The merger is expected to close before March 15, 2004. The closing is contingent upon the receipt of certain regulatory approvals and the satisfaction of other customary conditions, including a financing condition.

          VITAS, a pioneer and leader in the hospice movement since 1978, is the nation's largest provider of end-of-life care. Headquartered in Miami, Florida, VITAS operates 25 hospice programs in eight states (California, Florida, Illinois, New Jersey, Ohio, Pennsylvania, Texas and Wisconsin). VITAS reported revenues of more than $420 million for its fiscal year ending September 30, 2003. VITAS employs more than 5,700 professionals who care for more than 7,900 terminally ill patients daily, primarily in the patients' homes, but also in the company's 17 hospice inpatient units as well as in hospitals, nursing homes and assisted living facilities/residential care facilities for the elderly.

          Roto-Rooter Inc. (www.RotoRooter.com), headquartered in Cincinnati, is a New York Stock Exchange-listed corporation operating in the residential and commercial repair-and-maintenance-service industry through two wholly owned subsidiaries. Roto-Rooter Inc. is North America's largest provider of plumbing and drain cleaning services. Service America Network Inc. provides major- appliance and heating/air-conditioning repair, maintenance, and replacement services.

          Statements in this press release or in other Roto-Rooter communications may relate to future events or Roto-Rooter's future performance. Such statements are forward-looking statements and are based on present information Roto-Rooter has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward- looking statements, including the possibility that Roto-Rooter's acquisition of VITAS may not be completed. Further, investors are cautioned that Roto-Rooter does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

                                     ###